99.4 EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Evanston Alternative Opportunities Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$16,529,961	(a)	$110.20	$1,821.60	(b)
Fees Previously Paid	–			–
Total Transaction Valuation	$16,529,961	(a)
Total Fees Due for Filing				$1,821.60
Total Fees Previously Paid				–
Total Fee Offsets				–
Net Fee Due				$1,821.60

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b)	Calculated at $110.20 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.